EXHIBIT 99.1



JOINT FILING AGREEMENT



April 30, 2020

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section
13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission
(and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.


IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.


Dated: May 05, 2020

First Sabrepoint Capital Management, LP
By: /s/ George Hiland Baxter
Name: George Hiland Baxter
Title: Managing Partner

Sabrepoint Capital Participation, LP
By:/s/ George Hiland Baxter
Name: George Hiland Baxter
Title: Managing Member

Sabrepoint Capital Partners, LP

By: Sabrepoint Capital Participation, LP
its general partner
By: /s/ George Hiland Baxter
Name: George Hiland Baxter
Title: Managing Member

George Hiland Baxter
/s/ George Hiland Baxter